SEC FILE NUMBER

000-31959

CUSIP NUMBER

67030 P 10 7

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 12b-25s

NOTIFICATION OF LATE FILING

(Check One):      .  Form 10-K        . | Form 11-K       .  Form 20-F   X .  Form 10-Q       .  Form N-SAR       .  Form N-CSR

     For Period Ended: September 30, 2009

        .  Transition Report on Form 10-K

        .  Transition Report on Form 20-F

        .  Transition Report on Form 11-K

        .  Transition Report on Form 10-Q

        .  Transition Report on Form N-SAR

      For the Transition Period Ended: ________________

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Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ______

________________________________________________________________________________

PART I - REGISTRANT INFORMATION

NUCLEAR SOLUTIONS, INC.
Full Name of Registrant

Former Name if Applicable

5505 Connecticut Ave., N.W., Ste. 191
Address of Principal Executive Office (Street and Number)

Washington, D.C. 20015
City, State and Zip Code

PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

	(a)	The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
	(b)	The subject annual report, semi-annual report, transition report on
Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof
X .		will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
	(c)	The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.

PART III NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, 10-D N-SAR, N-CSR or the transition report portion thereof could not be filed within the prescribed time period.

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Officers responsible for preparing report were unable to finish report due to other company matters.

PART IV OTHER INFORMATION

(1)   Name and telephone number of person to contact in regard to this notification

Kenneth Faith	202	787-1951
(Name)	(Area Code)	(Telephone Number)

(2)   Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). Yes  X .  No      .

(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes      . No  X .

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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NUCLEAR SOLUTIONS, INC.

 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date November 17, 2009

By /s/ Kenneth Faith

Kenneth Faith, CFO